Exhibit 99.3

MEMBER NEWS (via Email)

January 12, 2015

Re: Member Ratification of Seattle and Des Moines Bank Merger Agreement

Dear Seattle Bank Members,

Now that the Federal Housing Finance Agency has approved the merger application submitted by the Federal Home Loan Banks of Seattle and Des Moines, the next step in the process is ratification of the merger agreement by the members of both banks.

The voting process will begin with your receipt of the disclosure packet sent by Fedex to your institution today. The Disclosure Packet includes a number of items intended to support your knowledge and understanding of the potential merger’s impact on your cooperative and your institution and to facilitate the voting process. It includes:

•	A letter from Bill Humphreys and Gordon Zimmerman, the chair and vice-chair, respectively, of the Seattle Bank Board of Directors

•	An overview of the benefits the Seattle Bank Board of Directors believes would be achieved through the merger

•	A preliminary impact statement describing the effect of the merger on your institution’s capital stock requirements, credit line, and collateral position with the combined bank, based on September 30, 2014, data

•	The Joint Merger Disclosure Statement describing the specific terms of the merger and including, among other things, the merger agreement, historical and pro forma financial data, stock conversion plan, accounting treatment and tax consequences of the merger, a comparison of stockholders’ rights, and a discussion of risk factors

•	A voting packet with instructions and materials needed to cast your institution’s vote

These documents, with the exception of the preliminary impact statement and voting packet, are also available on the merger information page on the Seattle Bank’s website.

We encourage you to review your Disclosure Packet upon receipt to ensure that you understand the terms and conditions of the merger, the associated benefits and risks, and the requirements for casting your institution’s vote. Please note that your institution’s ballot must be received by the Seattle Bank no later than February 23, 2015.

To answer any questions you may have regarding the proposed merger, the Seattle Bank will host member meetings in each of the states in our district prior to the close of the voting process. I along with the member director representing your state and members of the Seattle Bank executive and relationship management teams will be on hand to answer your questions. The meeting schedule and registration form are available, along with the electronic copies of the benefits overview and Disclosure Statement, on the Seattle Bank’s website at www.fhlbsea.com/Merger.

We thank you for your support of the Seattle Bank cooperative and look forward to seeing you at one of our upcoming meetings.

Sincerely,

Michael L. Wilson

President and CEO

Member News     January 12, 2015     Page 2